SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report:  January 26, 2004

(Date of earliest event reported)

HILTON HOTELS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-3427	36-2058176
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9336 Civic Center Drive
Beverly Hills, California 90210

(Address of principal executive offices, including zip code)

(310) 278-4321

(Registrant’s telephone number, including area code)

ITEM 5.          OTHER EVENTS

Fourth Quarter and Fiscal 2003 Financial Results

On January 26, 2004, Hilton Hotels Corporation (“Hilton”) reported financial results for the fourth quarter and fiscal year ended December 31, 2003.

Hilton reported fourth quarter 2003 net income of $67 million, versus $40 million in the 2002 quarter.  Diluted net income per share was $.17 in the fourth quarter, compared with $.11 in the 2002 quarter.  The 2003 quarter included a $27 million reduction in the provision for income taxes ($.07 per share); and pre-tax losses totaling $8 million related to an impairment charge and asset dispositions ($.01 per share.)

For full year 2003, Hilton reported net income of $164 million, versus $198 million in 2002.  Diluted net income per share was $.43 for the year compared to $.53 in 2002.

Hilton reported 2003 fourth quarter total company operating income of $139 million (compared with $136 million in the 2002 period,) on total revenue of $989 million (compared with $957 million in the corresponding 2002 period.)

For the full year 2003, total company operating income was $515 million (compared with $603 million in 2002,) on total revenue of $3.853 billion (compared with $3.847 billion in 2002.)

ITEM 12.        DISCLOSURE OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The following information is furnished pursuant to Item 12.  “Disclosure of Results of Operations and Financial Condition.”

On January 26, 2004, Hilton issued a press release setting forth Hilton’s earnings for the fourth quarter and fiscal year ended December 31, 2003.  A copy of Hilton’s press release is attached hereto as Exhibit 99.1 and hereby incorporated by reference in this Item 12.

Exhibit Index

99.1	Press release reporting financial results for the fourth quarter and fiscal year ended December 31, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 26, 2004
HILTON HOTELS CORPORATION

	By:	/s/ Matthew J. Hart
Matthew J. Hart
Executive Vice President and Chief Financial Officer